Exhibit 10.1

PROMETHEAN TV, INC.

PERPETUAL LICENSE AGREEMENT

THIS PERPETUAL LICENSE AGREEMENT (this “Agreement”) is made and entered into this 26th day of January, 2024 (the “Effective Date”) by and between Promethean TV, Inc., a Delaware corporation (“Promethean”), NextTrip Holdings, Inc., a Florida corporation (“NextTrip”) and Sigma Additive Solutions, Inc., the parent corporation of NextTrip (“NextTrip Parent”).

WHEREAS, Promethean is the owner and developer of the Ignite TV interactive video platform used for driving engagement and commerce (the “Software” as further defined in Section 1.6 below);

WHEREAS, NextTrip desires to purchase a copy of the Code for the Software and obtain a perpetual right and license to use the Code and Software for commercial exploitation in the travel industry, and to obtain certain other rights as set forth herein, and Promethean is willing to grant to NextTrip the foregoing rights, in accordance with the terms and provisions of this Agreement and in consideration of past debt.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS.

In this Agreement, the following capitalized terms shall have the following meanings:

1.1 “Platform” means all source code for the Licensed Software or any Modification including but not limited to all functional specifications, and program specifications comprising or contained in the Licensed Software or any Modification whether in eye readable or machine-readable form.

1.2 “End User” means any of NextTrip’s third party business users of the Licensed Software.

1.3 “Industry” means the travel software solutions industry (howsoever such solutions are provided whether perpetual, SaaS, desktop or via mobile device), and any other solution or product that competes or is competitive to a software solution or product that NextTrip now provides or hereafter may provide.

1.4 “Modification(s)” means any modifications, changes, revisions, enhancements, corrections of defects, fixes, workarounds, improvements, or changes in functionality to the Licensed Software or the Code, whether or not issued in a formal update, upgrade, or release, or any other work of authorship based upon the Licensed Software, the Code, or a Modification provided they relate to time and attendance solutions, scheduling solutions or any software solution NextTrip now provides or hereafter may provide.

1.5 “Licensed Services” means (a) configuration, integration, and installation services in connection with the licensing and implementation of the Licensed Software to End Users; (b) on-going support services to End Users in connection with the use of the Licensed Software; (c) hosting services to host the Licensed Software to End Users; and (d) professional services or any other services which NextTrip now provides or hereafter may provide to End Users.

1.6 “Licensed Software” or “Software” means the software products of Promethean in machine executable object code format, and any documentation therefore, as set forth on Exhibit A attached hereto, including any Modifications made thereto.

1.7 “Term” has the meaning set forth in Section 9.1.

SECTION 2. PERPETUAL LICENSE

2.1 Purchase of Perpetual License Rights. Subject to the terms of this Agreement, Promethean hereby (a) sells to NextTrip a copy of the Code for the Licensed Software; and (b) grants to NextTrip, an irrevocable, worldwide, perpetual right and non-exclusive license to forever retain and use the Code and each executable copy of the Licensed Software for commercial exploitation by NextTrip without restriction in the Industry (such rights to forever retain, use and commercially exploit the Code and Licensed Software shall be referred to as the “Perpetual License”). The Perpetual License grants NextTrip the right to commercially exploit the Code and Licensed Software in any manner in the Industry so long as it is an integrated NextTrip product or to an existing NextTrip customer or solution including but not limited to the right (a) to use, market, license, distribute, copy, and deliver the Licensed Software for commercial exploitation; (b) to host the Licensed Software and Code; (c) to provide the Licensed Services; (d) to use the Code to assist NextTrip in connection with licensing and exploitation of the Licensed Software, and providing the Licensed Services; and (e) to make Modifications to the Code as set forth in Section 2.4. In consideration of the Perpetual License and the other rights granted to NextTrip (via NextTrip Parent) shall pay Promethean the “Purchase Price” set forth in Section 3.

2.2 Sub-Licensee Rights. NextTrip shall have the right to grant non-exclusive and non-transferable sublicenses to resellers and third parties (the “Sub-Licensee(s)”) on at least the same terms as are granted to under this Agreement.

2.3 Delivery of Materials. Upon execution of this Agreement, Promethean shall provide NextTrip with at least one executable copy of each of the Licensed Software and one copy of the Code in a format agreeable to both parties. NextTrip shall be permitted to make such number of copies of the Licensed Software and the Code as are reasonably necessary in connection with the exercise of the rights granted to it hereunder.

2.4 Modifications by NextTrip. From the Effective Date hereof and forever in perpetuity, NextTrip shall have the right to make Modifications to the Code (and any corresponding Licensed Software) at NextTrip’s sole cost and expense without the prior written consent of Promethean. All such Modifications made by NextTrip shall be owned entirely by NextTrip (and are hereby assigned by Promethean to NextTrip) and without additional compensation to Promethean. NextTrip shall have no obligation to provide Promethean with any source code, executable copy or documentation comprising any such Modification.

SECTION 3. PURCHASE PRICE

3.1 Purchase Price. For the rights granted hereunder, NextTrip shall direct NextTrip Parent to issue Promethean 100,000 restricted shares of a newly designated series of convertible preferred stock in NextTrip Parent (the “Shares”) on the Effective Date, which Shares shall be automatically converted into shares of NextTrip Parent common stock, on a one-for-one basis, on that date that an Increase in Authorized (as defined in Section 10.2 hereof) is effected. For the avoidance of doubt, the parties each hereby acknowledge and agree that that Perpetual License is granted on the date the Shares are received by Promethean. The parties also acknowledge that NextTrip waives all past debts incurred by Promethean in consideration of this Agreement.

3.2 Exercise of Shares; Repurchase Right. The Shares are “restricted stock” and are subject to a minimum six-month holding period under Rule 144 in accordance with SEC rules. Notwithstanding the foregoing, during the holding period, NextTrip Parent has the right to repurchase up to 50% of the Shares, or the shares of common stock underlying the Shares if they are converted into shares of NextTrip Parent’s common stock during the holding period, for $1.00 as consideration for any breaches of representations and warranties or indemnities of Promethean set forth in Sections 7 and 8.

3.3 Expenses. Each party shall pay all expenses incurred by it in the negotiation, execution and performance of this Agreement.

SECTION 4. SERVICE OBLIGATIONS

4.1 NextTrip to Provide Services to End Users. NextTrip shall be solely responsible, at its expense, for (a) promoting, marketing and monetizing the Licensed Software; (b) training End Users in the use of the Licensed Software; (c) providing the Licensed Services to End Users; (d) establishing sufficient infrastructure and/or maintaining existing infrastructure to provide the Licensed Services.

4.2 Integration and Consultancy Services. For a period of two (2) years from the Effective Date, Promethean shall make itself available and provide on a commercially timely basis integration services to NextTrip for the purpose of assisting NextTrip in the integration and use of the Licensed Software with NextTrip’s solutions or otherwise. NextTrip shall request integration and consultancy services by project on a “pay as you go basis”. Prior to Promethean providing services, the parties shall agree in writing or by email on the scope of the project, the estimated number of hours, and a schedule of milestones and deliverables, as applicable. Promethean shall invoice NextTrip for such services at an hourly rate of $150.00 or as otherwise agreed to by the parties in a separate writing. Invoices shall be paid net 5 days. The parties shall use reasonable efforts to cooperate and coordinate with each other during the integration period for a smooth and orderly transition.

SECTION 5. PURCHASE OPTION; RIGHT OF FIRST REFUSAL

5.1 Purchase Option; Right of First Refusal. Promethean hereby grants NextTrip a first right and option and first refusal right to acquire Promethean for a period of one (1) years from the Effective Date on such terms as are mutually acceptable to the parties (the “Purchase Agreement”).

SECTION 6. TITLE AND CONFIDENTIAL INFORMATION.

6.1 Title. The Licensed Software and the Code are the sole property of Promethean except the Perpetual License granted to NextTrip herein, the copies of the Code delivered to NextTrip hereunder, and any Modification developed by NextTrip pursuant to Section 2.4, all of which shall be owned by NextTrip.

6.2 Confidential Information. The parties agree that any information received by either party in connection with this Agreement which is not in the public domain including but not limited to the Licensed Software and the Code including information received verbally that a reasonable person would understand to constitute proprietary information (hereinafter “Confidential Information”) is not to be disclosed to any person other than employees, contractors, professional advisors, and actual or prospective investors, lenders or acquirers of either party who have a need to know such information. The receiving party shall be responsible for unauthorized disclosures of the other party’s Confidential Information by such employees, contractors and others to whom it disclosed the Confidential Information. The parties agree that any Confidential Information disclosed to a party pursuant to this Agreement may be used by the receiving party only in the performance of this Agreement (or, as to advisors and other authorized discloses, for purposes of evaluation and advice), and for no other purpose. The parties further agree that with respect to the Confidential Information of the other party, during the Term of this Agreement and thereafter, the receiving party will at all times maintain its confidentiality using the same degree of care that such party uses to protect its own Confidential Information and in no case using less than the usual standard of care used in the software licensing industry. Confidential Information does not include information (i) which becomes public knowledge by acts other than those of the receiving party and through no fault of the receiving party; (ii) rightfully received by the receiving party from a third party who is not bound by a nondisclosure agreement with respect to such information and without breach of this Agreement; or (iii) which must be disclosed pursuant to a court or administrative order, provided that the receiving party first promptly notifies the disclosing party of such order so that the disclosing party may take appropriate action to preserve the confidentiality of such information.

SECTION 7. REPRESENTATIONS AND WARRANTIES

7.1 Promethean Representation and Warranties. Promethean warrants and represents to NextTrip that (a) the Code and all Licensed Software shall perform substantially as described it its user manuals and other descriptions and specifications; (b) the Code and the Licensed Software will not contain any computer viruses or other code designed or intended to disable the functionality of any software or system, or otherwise designed or intended to adversely affect the operation of any systems or data of NextTrip; (c) Promethean has the full power and authority to enter into this Agreement and all necessary rights to perform its obligation hereunder according to the terms and conditions of this Agreement and is the sole owner of all right, title and interest in and to the Code and the Licensed Software; and (d) Promethean has not granted and will not grant any rights in the Licensed Software or the Code (including any Modifications) to any third party which grant is inconsistent with the rights granted to NextTrip in this Agreement.

7.2 NextTrip Representation and Warranties. NextTrip warrants and represents to Promethean that NextTrip (a) has the full power and authority to enter into this Agreement and all necessary rights to perform its obligation hereunder according to the terms and conditions of this Agreement; (b) will not give permission to any third party to use the Licensed Software or the Code for any purpose other than as expressly permitted by this Agreement; (c) will not possess, use, import, export or resell (and shall not permit the possession, use, importation, exportation, or resale of) the Code or the Licensed Software in any manner which would cause it or its affiliates to breach any applicable export control laws, rules, or regulations of any jurisdiction applicable to NextTrip; and (d) will not grant any rights in the Licensed Software or the Code (including any Modifications) to any third party which grant is inconsistent with the rights granted to NextTrip in this Agreement.

SECTION 8. INDEMNIFICATION; LIMITATION OF LIABILITY.

8.1 Promethean Indemnity. Promethean shall indemnify, defend and hold NextTrip and its affiliates, and their respective end users, resellers, officers, directors, employees, independent contractors, and agents harmless from and against any and all third party claims of loss, liability, costs and expenses (including reasonable legal fees and costs) arising out of (a) a breach by Promethean of any representation, warranty or covenant by it in this Agreement or the Rights Agreement; or (b) any claim or action by a third party alleging that the Code, the Licensed Software or any Modifications as provided by Promethean to NextTrip hereunder at anytime infringes or misappropriates any patent, copyright, trade secret or other intellectual property right of a third party.

8.2 NextTrip Indemnity. NextTrip shall indemnify, defend and hold Promethean and its affiliates and their respective officers, directors, employees, independent contractors, agents and affiliates harmless from and against any and all third-party claims of loss, liability, costs and expenses (including reasonable legal fees and costs) arising out of a breach by NextTrip of any representation, warranty or covenant by it in this Agreement or the Rights Agreement.

8.3 Limitations on Liability. Except for Promethean’s obligations under sections 8.1 and the Purchase Agreement, neither party shall be liable to the other party, for any incidental, indirect, special, punitive or consequential damages of any kind, in connection with or arising out of this agreement.

SECTION 9. TERM; TERMINATION

9.1 Term. This Agreement shall commence on the Effective Date and shall continue in perpetuity unless this Agreement is rightfully terminated by either party (the “Term”).

9.2 Termination by Either Party. Either party may terminate this Agreement if (a) the other party materially breaches any representation, warranty or covenant of such party in this Agreement or the Rights Agreement which breach is not cured within thirty (30) days of the receipt of written notice of breach specifically identifying the breach on which termination is based, or (b) upon receipt of notice in the event of the insolvency, bankruptcy, or inability of the other party to pay debts as and when due, or an assignment for the benefit of creditors, or the appointment of a receiver for all or a substantial part of the other party’s business or property, or an attachment of any assets lasting more than sixty (60) days or the other party ceases to conduct its business operations in the ordinary course of business. All rights and licenses granted under or pursuant to this Agreement by Promethean to NextTrip are, and shall otherwise be deemed to be, for the purposes of Section 365(n) of the United States Bankruptcy Code (“Bankruptcy Code”), licenses to rights to “intellectual property” as defined in the Bankruptcy Code. The parties agree that NextTrip, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code including, in the event of a bankruptcy proceeding by or against Promethean under the Bankruptcy Code.

9.3 Effect of Termination. No termination of any kind pursuant to Section 9 or otherwise shall affect NextTrip’s right to retain the Code and the Perpetual License forever. If NextTrip breaches its payment obligations to Promethean, Promethean’s sole remedy is a claim of money damages at law and Promethean shall have no right to terminate the Perpetual License and other rights granted to NextTrip under this Agreement. In the event Promethean’s breaches its fundamental obligations to NextTrip under Sections 8.1(b), or under the Purchase Agreement, NextTrip shall have the right to seek any remedies available at law or equity including the right to seek specific performance, injunctive relief, or other equitable relief against the breaching party, each of which shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any rights and remedies available to NextTrip at law or in equity.

SECTION 10. MISCELLANEOUS.

10.1 Relationship of the Parties. Neither party will have any right, power, or authority to assume, create, or incur any expense, liability, or obligation, expressed or implied, on behalf of the other party. This Agreement is not intended to be nor will it be construed as a joint venture, association, partnership, or other form of a business organization or agency relationship.

10.2 Voting of Shares. Promethean covenants to vote all of the Shares with respect to any resolution presented to the stockholders of the NextTrip Parent for the purpose of obtaining stockholder approval of an amended or amendments to NextTrip Parent’s amended and restated articles of incorporation (“Charter”) to effect (i) an increase in the number of shares of common stock authorized for issuance under NextTrip Parent’s Charter to 100,000,000 shares or more (the “Increase in Authorized”), (ii) a change in NextTrip Parent’s corporate name to NextTrip, Inc. (the “Name Change”), and (iii) approving an adjournment of any meeting of NextTrip Parent’s stockholders called to vote on the Increase in Authorized and Name Change

10.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matters and supersedes all previous written or oral negotiations, commitments and writings.

10.4 Assignability. This Agreement and the rights and obligations hereunder are not assignable by either party except to (a) an affiliate of a party, or (b) to a successor of a party in the event of a sale of substantially all of the assets or stock of such party (subject to the Rights Agreement) provided such successor or assign assumes the obligations hereunder as if it were the original Promethean party to this Agreement and agrees to be bound by the terms of this Agreement in writing. In such event, each party shall provide the other party with written notice of the identity and contact information of a permitted successor or assign and a copy of an assignment and assumption agreement. This Agreement shall bind and inure to the benefit of the parties hereto and their permitted successors and assigns.

10.5 Waivers; Severability. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. If any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby, and the parties will use all reasonable efforts to substitute for such invalid, illegal or unenforceable provisions one or more valid, legal and enforceable provisions which, insofar as practicable, implement the purposes and intents hereof. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

10.6 Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

10.7 Law Governing. This Agreement and performance hereunder will be governed by the laws of the state of Florida, exclusive of its conflict of law rules. In the event of a dispute regarding this Agreement or its subject matter that the parties do not resolve by negotiation, the complaining party must submit the dispute to binding arbitration with the other party in Sunrise, Florida, before a single arbitrator under the Commercial Arbitration Rules of the American Arbitration Association. The cost of the arbitrator shall be borne equally by the parties. The arbitrator may award reasonable attorneys’ fees and costs as part of the award. The award of the arbitrator will be binding and may be entered as a judgment in any court of competent jurisdiction. Notwithstanding the foregoing, to the extent that the remedy sought by a party is injunctive relief, the parties agree to the personal and subject matter jurisdiction, and the forum convenience, of the federal and state courts located in Sunrise, Florida.

10.8 Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given on the date delivered if delivered by hand, three days after being sent by certified or registered mail (postage prepaid and with return receipt requested), on the date delivered if by overnight courier service, or on the date delivered if by fax transmission to:

TO: NEXTTRIP or NEXTTRIP PARENT	NextTrip Holdings, Inc.
3900 Paseo Del Sol
Santa Fe, New Mexico 87507
Attention: Chief Executive Officer
Email:

To: PROMETHEAN	Promethean TV, Inc.
11682 Wembley Road. Los Alamitos
Los Alamitos, CA 90720
Attention: Chief Executive Officer
Email:

or to such other address of which any party may notify the other parties as provided above. Notices are effective upon receipt or, if mailed, five (5) business days after the placing thereof in the United States mail in the manner provided above.

10.8 Continuing Obligations. Unless otherwise expressly provided for therein, Sections 2, 3, 4, 5, 6, 7, 8, 9, and 10 of this Agreement will survive termination of this Agreement for any reason.

10.9 Headings. The section headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the undersigned duly authorized officers of the respective parties have hereto affixed their signatures to this Agreement as of the date and year first written above.

PROMETHEAN TV, INC.		NEXTTRIP HOLDINGS, INC.

/s/ Ian Sharpe		/s/ William Kerby
By:	Ian Sharpe	By:	William Kerby
Its:	Chief Executive Officer	Its:	Chief Executive Officer

SIGMA ADDITIVE SOLUTIONS, INC.

/s/ William Kerby
By:	William Kerby
Its:	Chief Executive Officer

Exhibit A

Licensed Software

Licensed Software:

1.	Licensed Software:

Promethean.TV Dynamic Overlays platform and tools as follows;

-	Promethean TV XSDK for web, native Android and native iOS platforms
-	Promethean TV Broadcast Center
-	Promethean TV embeddable web video player
-	Promethean TV Online documentation

Documentation: